EXHIBIT 11

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                            ACCEPTANCE INSURANCE COMPANIES INC.
                              COMPUTATION OF INCOME PER SHARE
                    for the three months ended March 31, 1994 and 1993
                           (in thousands, except per share data)
                                        (unaudited)
                                                                      Three Months(a)
                                                                    --------------------
                                                                      1994        1993
                                                                    --------    --------

PRIMARY EARNINGS PER SHARE:
  Net income                                                        $ 1,969     $ 1,552
  Adjustment for interest expense reduction and interest
    income from assumed proceeds                                        607         525
                                                                    --------    --------
  Adjusted net income                                               $ 2,576     $ 2,077
                                                                    ========    ========

  Weighted average number of shares outstanding                       9,714       6,321
  Adjustment for shares issuable                                      3,491       2,295
                                                                    --------    --------
  Adjusted weighted average number of shares outstanding             13,205       8,616
                                                                    ========    ========

Primary earning per share                                           $   .20     $   .24
                                                                    ========    ========

FULLY DILUTED EARNINGS PER SHARE:
  Net income                                                        $ 1,969     $ 1,552
  Adjustment for interest expense reduction and interest
    income from assumed proceeds                                        597         635
  Adjustment for addback of interest on convertible note(b)              -          208
                                                                    --------    --------

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  Adjusted net income                                               $ 2,566     $ 2,395
                                                                    ========    ========

  Weighted average number of shares outstanding                       9,954       6,321
  Adjustment for shares issuable                                      3,445       3,096
  Adjustment for convertible note(b)                                     -          875
                                                                    --------    --------
  Adjusted weighted average number of shares outstanding             13,399      10,292
                                                                    ========    ========

Fully diluted earnings per share                                    $   .19     $   .23
                                                                    ========    ========

(a) As of March 31, 1994 and 1993, the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding. Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.

(b) The inclusion of these items in the calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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